                                                                      Exhibit 99


                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes to those statements, appearing elsewhere in this memorandum.

         Except as otherwise indicated, in this memorandum "we", "our" and "us" refer to The Sportsman's Guide, Inc.

OUR BUSINESS

         We are a leading marketer of value priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear. We market and sell our merchandise through two primary channels:

         -    main and specialty catalogs; and

         -    a network of e-commerce Web sites.

         Our main and specialty catalogs offer high quality products at low prices and are advertised as The "Fun-to-Read" Catalog(R). Over the past 22 years, we have developed a substantial catalog business which has an extensive customer database that includes over 4.4 million names, of which 1.1 million have made purchases in the past 12 months. Our sales exceeded $160 million and we distributed approximately 80 million catalogs in 1999. We purchase our merchandise from more than 1,000 vendors and currently offer in excess of 30,000 SKUs. Our operations are based in two sophisticated warehouse/distribution and office facilities totaling approximately 535,000 square feet. We are able to fulfill and ship in excess of 25,000 packages per day and we provide same day shipping for online orders. Our in-house and outside call centers have the combined capacity to handle over 30,000 calls per day. We also maintain a separate customer service department staffed with full-time representatives. Our large and sophisticated catalog business is uniquely positioned to exploit our Internet initiatives.

         In April 1998, we launched www.sportsmansguide.com as an e-commerce site. We began posting our catalogs and full product offerings on the site in February 1999. Our online retail store offers extensive product selection, detailed product information and a personalized shopping experience. The site averaged approximately 14,000 user sessions per day with an average user session length of 16 minutes in the fourth quarter of 1999. Our customer database includes 260,000 opt-in proprietary e-mail addresses collected through the site. In November 1999, we launched an additional e-commerce site www.bargainoutfitters.com, which will function as a liquidation outlet, initially offering clothing and footwear products that are deeply discounted, discontinued or overstocked. Our online sales exceeded $12.0 million in 1999 and accounted for over 10% of our revenues in the fourth quarter.

         In the first quarter of 2000, we plan to launch www.guideoutdoors.com, our community/destination portal for the outdoor enthusiast offering e-commerce and content features. The site will feature full-line and expanded merchandise offerings at discount prices. The content for the community will provide a broad and deep selection of information updated daily covering all aspects of the outdoor experience. Personalized Web pages will include articles on hunting, fishing and camping experiences, Department of Natural Resources (DNR) information, local and national weather forecasts, tips and hints on planning an upcoming outdoor event, photo galleries, chat rooms, message boards, maps, free personalized e-mail and outdoor, sports and other news. The destination site will include links to our online retail store and liquidation outlet sites. The site will initially target the Sportsman's Guide customer, but we expect it will expand to appeal to a broader outdoor enthusiast market.

         Our strengths in the catalog business as well as our ability to develop a network of e-commerce Web sites uniquely positions us to expand our Internet initiatives as well as provide e-commerce and fulfillment solutions to other businesses. In November 1999, we entered into an agreement to develop, build, maintain and support e-commerce storefronts on Web sites operated by North American Outdoor Group. NAOG, the world's largest affinity membership organization with over 3.6 million members, operates a number of special interest clubs. We are responsible for providing e-commerce solutions for NAOG's fishing and hunting club sites, including merchandising, warehousing, distribution and fulfillment. Orders on these sites will be our sales with NAOG receiving a commission.

OUR PRODUCTS

         We offer a large selection of high value products at low prices. These products include clothing, footwear, hunting and shooting accessories, camping and outdoor recreation equipment, optics, collectibles, gift items and a diverse range of additional offerings. In the last five years, we have aggressively pursued a strategy to provide manufacturers' close-outs of name brand shoes, boots, apparel and general merchandise, as well as government surplus from around the world. Over time, our product offerings and marketing efforts have broadened to include those interested in pursuing and living the outdoor lifestyle in general and the value-oriented outdoorsman in particular. The table below indicates our percentage of sales by product category for 1999.

PRODUCT CATEGORY                          % OF SALES          PRODUCT CATEGORY                  % OF SALES
--------------------------------------------------------      ------------------------------------------------

Clothing and Accessories                      21.6%           Domestics                              5.4%
Footwear                                      21.5%           Electronics                            5.2%
Hunting and Shooting Accessories              14.5%           Novelty and Collectibles               3.1%
Camping and Outdoor Recreation                 9.8%           Personal Accessories                   3.0%
Optics                                         5.4%           Other                                 10.5%


THE MARKET

         Statistics from the National Sporting Goods Association and USDA Forest Survey estimate the 1998 outdoors market at $6.5 billion. In terms of sports, camping is the leading individual category at $1.8 billion, followed by hiking and hunting at $1 billion each, biking at

$900 million and fishing at $800 million. In terms of participation, fishing is the leader appealing to 29.1% of Americans 16 years of age and older, biking draws 28.6% of this population, and camping and hiking draw 26.8% and 23.8%, respectively. In addition, 17% of men age 16 and older hunt.

         The Internet has emerged as a global medium, enabling millions of people to share information, communicate and conduct business electronically. International Data Corporation estimates that the number of Internet users will grow to approximately 320 million by the end of 2002. It is also estimated that business-to-consumer online transactions were $8.0 billion in 1998 and are expected to reach $60.2 billion by 2003. The demographics for both the outdoor enthusiast and the Internet user are identical at 38 years of age and a household income of $56,000.

OUR STRATEGY

         Our objective is to leverage our existing systems, expertise and infrastructure to become the leading marketer of value priced outdoor gear and general merchandise for outdoor enthusiasts and build the most heavily-trafficked outdoor destination Web site. The key elements of our strategy include:

         - develop Internet customer acquisition program through brand awareness;

         -    expand depth and breadth of product offerings;

         -    create an online outdoor community; and

         -    provide e-commerce and fulfillment solutions to other businesses.

RISK FACTORS

         Our business is subject to risks which are described under "Risk Factors." The following are among the risks which may adversely affect our future performance:

         -    risks associated with catalog and online retailing;

         -    fluctuations in operating results and seasonality;

         -    dependence on third party service providers; and

         -    competition from catalog, retail and Internet-based businesses.

COMPANY INFORMATION

         Our principal offices are located at 411 Farwell Avenue, South St. Paul, Minnesota 55075. Our telephone number is (651) 451-3030.

         We intend to establish a wholly-owned subsidiary, GuideOutdoors.com Inc., to conduct our Internet operations. We plan to contribute to GuideOutdoors.com Inc. certain assets and liabilities associated with our present Internet and e-commerce business, including the guideoutdoors.com community/destination portal.

                      SUMMARY FINANCIAL AND OPERATING DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                   NINE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31, (1)                 SEPTEMBER 30,
-----------------------------------------------------------------------------------------------    --------------------

                                          1994        1995       1996        1997        1998        1998         1999
                                         ------      ------     ------      -------     -------     -------      ------
STATEMENT OF OPERATIONS DATA:
Sales................................... $96,398    $101,832    $112,270    $128,113   $142,876    $ 90,393    $105,726
Earnings (loss) from operations            3,732      (1,229)      4,056       5,049      3,075       2,100        (222)
Net earnings (loss).....................   2,722      (1,744)      2,327       2,475      1,416         947        (585)
Net earnings (loss) per share (2):
    Basic............................... $  1.17    $   (.75)   $   1.00    $   1.06   $    .32    $    .22    $   (.12)
    Diluted.............................    1.06        (.75)        .96         .85        .31         .21        (.12)
Weighted average shares outstanding (2):
    Basic...............................   2,333       2,334       2,334       2,336      4,434       4,330       4,748
    Diluted.............................   2,576       2,334       2,431       2,919      4,616       4,554       4,748

SELECTED OPERATING DATA:
Catalog sales........................... $96,398    $101,832    $112,270    $128,113   $141,792    $ 90,131    $ 99,136
Internet sales (3)......................      --          --          --          --      1,084         262       6,590
Gross profit as a percentage of
 sales..................................    33.2%       34.1%       35.7%       40.5%      41.3%       42.3%       39.7%
Total catalogs mailed...................  39,312      54,436      42,908      60,593     75,041      50,521      54,970
Total active customers (4) .............   1,021       1,034       1,017       1,094      1,133       1,136       1,087

                                                                                             SEPTEMBER 30, 1999
                                                                                     ----------------------------------
                                                                                         ACTUAL       AS ADJUSTED(5)
                                                                                         ------       --------------
BALANCE SHEET DATA:
Working capital....................................................................   $  10,899           $
Total assets.......................................................................      64,435
Long-term debt (less current maturities)...........................................          40
Shareholders' equity...............................................................      16,417

  ----------------

  (1) Our fiscal year ends on the Sunday nearest December 31, but for clarity of presentation, we describe all periods as if the year end is December 31. Fiscal years 1994, 1995, 1996 and 1997 consisted of 52 weeks and 1998 consisted of 53 weeks.
  (2)  See Note A-11 in the notes to financial statements.
  (3) "Internet sales" are defined as sales derived from our sportsmansguide.com Web site, catalog orders processed online and online offers placed by telephone.
  (4) An "active customer" is defined as a customer who has purchased merchandise from us within 12 months preceding the end of the period indicated.
  (5) Adjusted to give effect to the sale of common stock offered hereby and the application of the estimated net proceeds from the sale.

                                  RISK FACTORS

         You should carefully consider the risk factors described below as well as the other information in this document before making an investment in our common stock.

RISKS RELATED TO OUR BUSINESS

WE ARE SUBJECT TO RISKS ASSOCIATED WITH CATALOG AND ONLINE RETAILING.

         Our success depends on the success of our catalog-based business as well as our e-commerce business. We believe this success is achieved through the following:

         -    efficient targeting of our customers;

         -    appropriate shifts in our merchandising mix;

         - our ability to achieve adequate response rates to our catalog mailings and online offerings; and

         - our ability to accurately forecast economic conditions and consumer demand.

         Catalog mailings involve substantial postage, paper and printing costs. Merchandise acquisition costs are incurred prior to mailing each catalog and making each online offering. If we were to experience a significant shortfall in anticipated sales from a particular catalog mailing or online offering and not recover costs associated with that offer, our results of operations could be adversely affected.

         Response rates and sales generated by each catalog mailing and online offering can be affected by factors such as consumer preferences, economic conditions, timing of our catalog mailings and online offerings as well as our competitors', and our mix of merchandise. Our inability to accurately target the appropriate customers or to achieve adequate response rates could result in lower sales and profits.

OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND SEASONALITY.

         Our sales and results of operations have fluctuated and can be expected to continue to fluctuate as a result of a number of factors, including:

         -    the timing of new merchandise, catalog and online offerings;

         - recognition of costs or sales contributed by new merchandise, catalog and online offerings;

         - fluctuations in response rates and success of advertising campaigns;

         -    fluctuations in postage, paper and printing costs;

         -    fluctuations in merchandise returns;

         - adverse weather conditions that affect response, distribution or shipping;

         -    shifts in the timing of holidays;

         -    changes in our product mix;

         - seasonal fluctuations in consumer purchasing patterns and advertising spending;

         - changes in the growth rate of Internet usage and online user traffic levels;

         -    actions of our competitors; and

         -    general economic and market conditions.

         The majority of our sales historically occur during the third and fourth quarters. The seasonal nature of our business is due to our focus on outdoor merchandise and related accessories for the fall, as well as winter apparel and gifts for the holiday season. We expect this seasonality will continue in the future. In anticipation of increased sales activity during the third and fourth quarters, we incur significant additional expenses for hiring additional employees and building inventory levels. Our annual financial results would be adversely impacted if sales were to fall substantially below what we normally expect during the third and fourth quarters.

WE DEPEND ON THIRD PARTY SERVICE PROVIDERS TO OPERATE OUR BUSINESS.

         We depend on a number of third parties to provide services to operate our business. For example, we depend on:

         - outside printers and pre-press providers to print and mail our catalogs and to convert the catalogs to digital format for Web site posting;

         - shipping companies and the U.S. Postal Service for timely delivery of our catalogs and shipment of merchandise to our customers;

         - telephone companies to provide telephone service to our in-house and outside call centers;

         -    outside call centers to handle inbound customer telephone orders;

         - communications providers to provide our Internet users with access to our Web sites; and

         - vendors or suppliers for timely fulfillment of merchandise orders.

         Any disruption in these services could have a negative impact on our business. Strikes or other service interruptions affecting our shippers would impair our ability to deliver merchandise on a timely basis. Shipper strikes can suppress our sales because customers may perceive that their orders cannot be delivered or will be significantly delayed.

         Our Web sites could experience disruptions or interruptions in service due to failures by communications providers. Our users depend on Internet service providers and Web site operators for access to our Web sites. Our users may experience significant outages, delays or other difficulties due to system failures unrelated to our systems. These types of occurrences could cause users to perceive our Web sites as not functioning properly and therefore cause them to stop using our services.

     A third party hosts and manages our two e-commerce sites and will host and manage our community/destination portal. System failures by this third party could lead to disruption in service on our sites. These system disruptions could have a material adverse effect on our business.

WE FACE SIGNIFICANT COMPETITION FROM CATALOG, RETAIL AND INTERNET-BASED BUSINESSES.

     The direct marketing industry is highly competitive and fragmented. We have significant competitors within each merchandise category and may face competition from new entrants or existing competitors who shift focus to markets we serve. Our competitors include:

     - other outdoor/hunting mail order catalogs, including Bass Pro Shops Inc. and Cabela's Inc.;

     -    discount retailers such as Wal-Mart Stores, Inc. or Kmart Corporation;

     - Web sites maintained by online retailers of footwear, clothing and outdoor gear;

     - Internet portals and online service providers that feature shopping services, such as America Online, Inc., Yahoo! Inc., Excite Inc. and Lycos, Inc.; and

     - Internet content-based providers that target the outdoor enthusiast such as GORP.com, Inc. and All Outdoors, Inc.

     Some of our competitors are larger and have substantially greater financial, marketing and other resources than us. Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Our competitors may develop products or services that are equal or superior to our solutions or achieve greater market acceptance than ours. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible in catalogs or over the Internet.

INCREASES IN POSTAGE AND PAPER COSTS AND PAPER SHORTAGES CAN ADVERSELY IMPACT OUR CATALOG BUSINESS.

     Increases in postal rates and paper costs have a significant impact on the cost of production and mailing of our catalogs and the shipment of customer orders. Postage prices increase periodically, and we have no control over increases that may occur in the future. Paper prices historically have been cyclical and we have experienced significant increases in the past. Significant increases in postal rates or paper costs could negatively impact our operating results, particularly to the extent we are unable to pass on increases directly to our customers or offset the increases by reducing other costs.

     In addition, we are dependent upon the availability of paper to print our catalogs. Paper shortages have occurred in the past and may occur in the future. Any paper shortage may increase our paper costs and cause us to reduce our catalog circulation, change to a different weight or grade of paper or reduce the number of pages per catalog. These increased costs or responsive actions could negatively impact our sales and operating results.

WE MUST DEVELOP AND MAINTAIN OUR MAILING LIST TO GROW OUR CATALOG BUSINESS.

     We mail catalogs to individuals whose names are in our proprietary customer database and to potential customers whose names we obtain from rented or exchanged mailing lists. Names derived from rented or exchanged lists generate lower response rates while requiring the same or greater advertising expenses than names in our in-house database. Consequently, overall response rates could decline while expenses increase if we were to increase our use of rented or exchanged lists relative to the use of names in our customer database.

     Attrition reduces the number and quality of names in our mailing list. We must constantly develop and maintain our mailing list by identifying new prospective customers and tracking purchases by existing customers. We use internally developed customer selection models to identify prospective and existing customers to whom a catalog will be mailed. Incorrect modeling assumptions or our failure to update our mailing list could negatively impact our sales and operating results.

OUR INTERNET OPERATIONS ARE EXPECTED TO INCUR SUBSTANTIAL NET LOSSES FOR THE FORESEEABLE FUTURE.

     We expect our Internet operations to record substantial net losses for the foreseeable future. We believe that the continued growth of our Internet business will depend in large part on our ability to:

     - increase awareness of our Web site brand names, build traffic on our Web sites and convert site users to single and multi-buyers;

     - develop a fully operational and integrated portal providing both e-commerce and community services to outdoor enthusiasts;

     - provide our customers with superior Internet community and e-commerce experience; and

     - continue to enhance our systems and technology to support increased traffic to our Web sites.

     We intend to significantly increase our level of Internet marketing and promotional expenditures. We also expect to make investments to further develop our Web sites, technology and operating systems. Slower revenue growth than we anticipate or operating expenses that exceed our expectations would harm our Internet business.

WE MAY NEED ADDITIONAL CAPITAL TO CONTINUE TO EXPAND OUR INTERNET BUSINESS.

     We will require substantial working capital to fund expansion of our Internet business and may need more in the future. The net proceeds from this offering, together with our available funds, should be sufficient to meet our working capital and capital expenditures needs for the next 12 months. If we accelerate our Internet initiatives from current plans, we may need to raise additional funds through the issuance of equity, equity-related or debt securities. In that event, your rights may be subordinate to other investors and your stock ownership percentage may be diluted. We cannot be certain that additional financing will be available to us.

WE DEPEND ON OUR SENIOR MANAGEMENT FOR OUR SUCCESS.

     Our success is dependent to a significant extent on the efforts of our executive officers and key management employees. The loss of any member of our senior management could hurt our business.

OUR MANAGEMENT'S EXPERIENCE IN THE INTERNET INDUSTRY IS LIMITED AND WE MAY FAIL TO HIRE, RETAIN AND INTEGRATE KEY EMPLOYEES.

     Our senior management has limited experience operating and managing Web sites engaged in the sale of outdoor gear and providing Internet community services. We depend on their ability to quickly develop an expertise in the e-commerce and community aspects of our Internet business.

     We anticipate hiring additional persons to serve on our Internet management team. Our success depends on our ability to continue to attract, retain and motivate skilled employees who can effectively manage a fully integrated Internet portal business. Competition to hire qualified e-commerce and Internet community employees is intense. We may be unable to retain our present key employees in the future. We may experience difficulty in hiring and retaining skilled employees with appropriate qualifications. Our business will be harmed if we fail to attract and retain key employees.

     In addition, because of the current low unemployment rate in the Minneapolis/St. Paul metropolitan area, we face a shrinking pool of available labor and we could experience labor shortages and higher labor costs in the future.

WE MAY NEED TO EXPAND OUR COMPUTER SYSTEMS TO SUPPORT INCREASED SALES VOLUME AND INCREASED TRAFFIC ON OUR WEB SITES.

     Growth in our sales volume, in the number of users of our Web sites or in the e-commerce solutions we provide to other businesses may strain or exceed the capacity of our computer systems and lead to declines in performance or systems failure. We believe that we will need to continually improve and enhance the functionality and performance of our e-commerce, customer tracking and other technical systems. We intend to upgrade our existing systems and implement new systems as we anticipate new demand. Failure to implement these systems effectively or within a reasonable period of time would cause decreased levels of customer service and satisfaction.

DISRUPTION IN OUR FULFILLMENT OPERATIONS WOULD HARM OUR BUSINESS.

     Our ability to receive, process and fulfill customer orders depends on the effective operation of our telephone lines, operational and management information systems, and warehouse and distribution facilities. Any material disruption in our order receipt, processing or fulfillment systems resulting from internal or external telephone system failure, electrical problems, failure of our information systems or other technical problems could cause significant delays in our ability to receive and fill orders and may cause orders to be lost, shipped or delivered late or cancelled by the customer.

     Our primary facility is our headquarters in South St. Paul, Minnesota. If this facility were destroyed or significantly damaged by fire or other disaster, we would need to obtain alternative facilities and replenish our inventory, either of which would result in significantly increased operating costs and delays in fulfilling customer orders.

WE DEPEND ON FINDING AND MAINTAINING SOURCES FOR OUR MERCHANDISE.

     We offer a changing mix of products. This changing mix of products presents certain unique challenges in finding merchandise for our catalogs and e-commerce offerings. Our buyers must develop and maintain relationships with vendors to locate sources for high quality, low price, name brand merchandise they believe will interest our customers. We cannot assure you that we will be able to locate sources for or maintain ongoing access to manufacturers' close-outs, military surplus and other items featured by us or that such merchandise will be available to us at the times or prices or in the quantities desired.

EXCESSIVE MERCHANDISE RETURNS COULD ADVERSELY IMPACT OUR BUSINESS.

     We maintain a policy of making refunds or exchanges for all merchandise returned by customers for any reason, and we place no time limit on this return policy. As our merchandise mix of footwear and apparel has increased so have merchandise returns. While we make allowances in our financial statements for anticipated merchandise returns based on historical return rates, actual merchandise returns could exceed our reserves. We may experience increased returns of Y2K-related merchandise, such as gas or solar powered generators, after January 2000. Any significant increase in merchandise returns or merchandise returns that exceed our reserves could negatively impact our operating results.

HIGHER BACKORDER LEVELS CAN NEGATIVELY IMPACT OUR OPERATING RESULTS.

     The average order is approximately three items. Backorders frequently result in our shipping the customer two packages, but we charge the customer shipping only for the first package. Consequently, higher backorder levels increase our shipping costs and negatively impact our operating results. Effectively managing our level of backorders depends both on our ability to accurately forecast customer demand and product availability from our vendors.

GOVERNMENT REGULATION AFFECTS OUR BUSINESS.

     We are subject to federal, state and local laws and regulations which affect our business. Federal Trade Commission regulations govern the manner in which orders may be solicited and prescribe other obligations in fulfilling orders and consummating sales. Other laws and regulations prohibit or limit the sale, in certain states and localities, of certain items we offer such as black powder firearms, ammunition, bows, knives and similar products. Government regulation of firearms can affect sales of these ancillary firearm products, and any increase in such regulation could adversely impact our sales of those products.

     State and local government regulation of hunting can result in changes to hunting seasons, bans or limitations on hunting or other similar restrictions. Because a significant amount of our sales are attributable to hunting, such changes or restrictions could decrease the demand for some of our products.

     We import products for sale. Consequently, we are subject to U.S. customs laws and regulations pertaining to proper item classification, quotas, payment of duties and tariffs, and maintenance of documentation and internal control programs.

     We do not collect sales or similar taxes on sales of merchandise shipped to residents of states other than Minnesota. Various states have sought to impose on direct marketers the burden of collecting state sales and use taxes on the sale of merchandise shipped to residents of that state. If we become subject to collection or payment of additional sales, use or other taxes, our customer response rates could be adversely affected.

WE FACE PRODUCT LIABILITY RISKS ON THE PRODUCTS WE SELL.

     Our products include black powder firearms, ammunition, air guns, paintball guns, blank firing firearms, bows, slingshots, knives, stun guns, blowguns, crossbows, certain non-lethal and chemical spray devices and other potentially dangerous products. Although we are not a manufacturer of any of these products, the sale of these products involves a risk of being named as a party defendant in product liability litigation. We cannot assure you that our insurance will cover all potential claims arising from the sale of these products or that the amount of the coverage will be adequate, nor can we assure you that adequate insurance coverage can be obtained in the future at an acceptable cost or at all. Any uninsured or inadequately insured claim or liability could have a material adverse effect on our business and operating results.

WE FACE YEAR 2000 RISKS.

     Many existing computer programs and systems use only two digits to identify a year in the date field. These programs and systems were designed and developed without considering the impact of the upcoming turn of the century. If not corrected, these computer applications could fail or create erroneous results in the Year 2000.

     The failure of any of our software or systems to be Year 2000 compliant could inhibit users from accessing our Web sites and prevent us from being able to process or fulfill orders from our customers. Our financial and management controls and reporting systems may also be damaged. Any failure, if not quickly remedied, would hurt our business, financial condition and results of operations.

     Our operations also depend on the performance of software and systems of our third party service providers. These include providers of telecommunications, parcel and mail delivery services. We cannot assure you that our service providers have, or will have, operating software and systems that are year 2000 compliant. We have limited or no control over the actions of our service providers. Since a majority of our catalog purchases and all purchases through our Web sites are made with a credit card, our business may be damaged if our customers cannot use their credit cards due to Year 2000 issues.

RISKS RELATED TO THE INDUSTRY

WE DEPEND ON CONTINUED GROWTH IN USE OF THE INTERNET.

     A decrease in the growth of Web usage would hurt our business. The following factors may inhibit growth in Web usage:

     -    inadequate Internet infrastructure;

     -    security and privacy concerns;

     -    inconsistent quality of service; and

     -    unavailability of cost-effective and high-speed service.

     The performance and reliability of the Internet may decline as the number of users increases or the bandwidth requirements of users increase. If outages or delays frequently occur in the future, Web usage, including usage of our Web sites, could grow slowly or decline. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable amounts to adapt our solutions accordingly.

WE DEPEND ON CONTINUED GROWTH OF E-COMMERCE.

     Our future revenue and profits depend upon the widespread acceptance and use of the Internet as an effective medium of commerce. Failure of the Internet and online services to become a viable commercial marketplace would hurt our business. Rapid growth in the use of the Internet and commercial online services is a recent phenomenon. We cannot assure you that a large base of consumers will adopt and continue to use the Internet for commerce. Demand for recently introduced services and products over the Internet and online services is subject to a high level of uncertainty. The successful development of the Internet and online services is subject to a number of factors, including:

     -    continued growth in the number of users of such services;

     -    concerns about transaction security;

     -    continued development of the necessary technological infrastructure;
          and

     -    the development of complementary services and products.

WE DEPEND ON AN UNPROVEN INTERNET BUSINESS MODEL.

     The profit potential for an Internet business model is unproven. We intend to make significant expenditures to advertise our Web sites in traditional broadcast and print media as well as online. It remains to be proven whether this advertising can raise awareness and increase usage of specific Internet sites. Even if we are successful in generating increased user traffic to our Web sites, we cannot be sure these users will purchase products or be repeat customers.

WE MAY BE VULNERABLE TO BREACHES OF ONLINE SECURITY.

     Our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by security breaches. Our business may be harmed if security measures do not prevent security breaches. We cannot assure protection against all security breaches.

RISKS RELATED TO THIS OFFERING

OUR PRINCIPAL SHAREHOLDER AND MANAGEMENT OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR AFFAIRS.

     Vincent W. Shiel, a director of the Company, and members of his family as well as trusts for the benefit of children and grandchildren, together with our other directors and executive officers, beneficially own approximately 33.5% of the outstanding shares of our common stock. These persons also beneficially own options to purchase 534,343 shares which if fully exercised would result in them beneficially owning 40.2% of our outstanding common stock.

     As a result of this share ownership, our management, and in particular Dr. Shiel, will be able to exert significant influence on corporate action requiring shareholder approval, including the election of directors. This share ownership could delay or prevent a change in control. It could also prevent our shareholders from realizing a premium over the market price for their common stock or effecting a change in management. In addition, our Restated Articles of Incorporation provide that shareholders may cumulate their votes for the election of directors, which may allow shareholders owning less than a majority of our outstanding common stock to elect one or more directors.

THE SUBSTANTIAL NUMBER OF SHARES THAT ARE ELIGIBLE FOR PUBLIC SALE MAY ADVERSELY AFFECT OUR STOCK PRICE.

     There are 4,747,810 shares of our common stock outstanding. Of these outstanding shares, 3,733,622 shares are freely tradable without restriction or registration under the Securities Act and 1,014,188 shares are eligible for public sale under Rule 144 of the Securities Act. Following the closing of this offering, we will file a registration statement with the SEC under the Securities Act to permit the resale of the common stock offered hereby. These shares will become eligible for resale when the SEC declares the registration statement effective.

     As of December 31, 1999, 617,069 shares of common stock were issuable pursuant to options granted under our stock option plans. Of these option shares, 370,482 shares are currently exercisable. We may issue options to purchase up to an additional 616,062 shares under our stock option plans. All shares issuable under our stock option plans have been registered under the Securities Act. We also have outstanding warrants to purchase 100,000 shares.

     Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely impact the market price of our common stock.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY.

     The trading price of our common stock has been volatile and is likely to continue to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors. The stock market has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. Broad market factors may have a material adverse effect on our stock price, regardless of our actual performance. You may not be able to resell your common stock at or above the offering price due to the possible volatility of our common stock after this offering.

                                    BUSINESS

     We are a leading marketer of value priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear. We market and sell our merchandise through two primary channels:

     -    main and specialty catalogs; and

     -    a network of e-commerce Web sites.

     Our main and specialty catalogs offer high quality products at low prices and are advertised as The "Fun-to-Read" Catalog(R). Our network of Web sites includes www.sportsmansguide.com, our online retail store modeled on our print catalogs, www.bargainoutfitters.com, our new online liquidation outlet, and www.guideoutdoors.com, our soon to be launched community/destination portal for the outdoor enthusiast.

INDUSTRY OVERVIEW

     THE OUTDOOR SPORTS INDUSTRY. Statistics from the National Sporting Goods Association and USDA Forest Survey estimate the 1998 outdoors market at $6.5 billion. In terms of sports, camping is the leading individual category at $1.8 billion, followed by hiking and hunting at $1 billion each, biking at $900 million and fishing at $800 million. In terms of participation, fishing is the leader appealing to 29.1% of Americans 16 years of age and older, biking draws 28.6% of this population, and camping and hiking draw 26.8% and 23.8%, respectively. In addition, 17% of men age 16 and older hunt.

     THE CATALOG INDUSTRY. The catalog shopping industry has experienced substantial growth over the past several years. The U.S. consumer catalog industry is expected to reach sales of approximately $119 billion by 2003. Between 1993 and 1998, U.S. consumer catalog sales growth outpaced that of the retail industry. An industry source estimates the size of the adult catalog shopper market will reach 158 million by 2001, up 44% from 1996. The majority of our sales fall within two large product segments of the U.S. catalog market: apparel and sporting goods. Together, the apparel and sporting goods segments represent approximately 27% of the total dollar volume of catalog sales in the United States. Since most direct mail catalogs are targeted to women, we believe the male catalog customer is an underserved segment of the market that represents a significant opportunity. We believe that our niche marketing focus on the value-oriented outdoor enthusiast, together with our product offerings and growing sales of general merchandise, have positioned us to continue to take advantage of opportunities within this large and expanding market.

     GROWTH OF THE INTERNET AND E-COMMERCE. The Internet has emerged as a global medium, enabling millions of people to share information, communicate and conduct business electronically. International Data Corporation estimates that the number of worldwide Web users will grow from approximately 159 million worldwide in 1998 to approximately 410 million worldwide by the end of 2002. This rapid growth represents a significant opportunity for businesses to advertise and sell products online to both consumers and businesses. Business-to-consumer online transactions were approximately $8.0 billion in 1998 and it is anticipated that online consumer transactions will increase to approximately $60.2 billion by 2003.

OUR STRATEGY

     Our objective is to leverage our existing systems, expertise and infrastructure to become the leading marketer of value priced outdoor gear and general merchandise for outdoor enthusiasts and build the most heavily-trafficked outdoor destination Web site. The key elements of our strategy include:

     DEVELOP INTERNET CUSTOMER ACQUISITION PROGRAM THROUGH BRAND AWARENESS. We believe that building brand recognition for our Web sites is critical to our Internet customer acquisition program. We seek to build brand recognition and attract new and retain existing customers through several methods, including:

     - PROMOTION IN OUR CATALOGS. Since our inception on the Internet, we have marketed our online retail store in our catalogs. We intend to continue to advertise in our catalogs, which have a planned circulation of approximately 60 million in 2000. To date, this marketing channel has been the principal marketing mechanism to reach our target audience.

     - TRADITIONAL AND INTERNET ADVERTISING. We intend to use traditional broadcast and print media to promote our Web sites and our catalog business. We also intend to use Internet advertising to promote our brand name and specific merchandising opportunities.

     - DIRECT MARKETING. We currently have a database of 4.4 million names, including 260,000 opt-in proprietary e-mail addresses. We plan to aggressively market to our existing database, including sending broadcast e-mails to our users promoting special product offerings. We are also planning sweepstakes to convert our catalog customers to online purchasers and to increase the overall number of our e-mail addresses.

     - STRATEGIC ALLIANCES. We believe we can enhance our brand names and increase our customer base through alliances with other Internet sites and online service providers. Our online store currently has anchor tenancy positions in the shopping areas on AOL.com, Lycos.com, Amazon.com zShops and the Yahoo! Store. We intend to expand our use of these kinds of relationships to build traffic and attract customers.

     EXPAND DEPTH AND BREADTH OF PRODUCT OFFERINGS. Our guideoutdoors.com site will carry deeper and more diverse product lines and merchandise categories than we have traditionally offered. The site will feature full-line and expanded product offerings at discount prices including merchandise for the active sportswoman and for those who enjoy extreme sports, biking, marine, fishing, hiking and archery.

     CREATE AN ONLINE OUTDOOR COMMUNITY. In the first quarter of 2000, we plan to launch guideoutdoors.com, an online community for the outdoor enthusiast offering both e-commerce and community features. We believe our target audience places value on opportunities to interact with other outdoor enthusiasts through interactive services that we will offer, including free personalized e-mail, photo galleries, chat rooms and message boards. The content portion of the site will provide outdoor-related information updated daily, including articles on hunting, fishing and camping experiences, DNR information, local and national weather forecasts, tips and hints on planning an upcoming outdoor event, maps and outdoor, sports and other news.

     PROVIDE E-COMMERCE AND FULFILLMENT SOLUTIONS TO OTHER BUSINESSES. Our strengths in the catalog business as well as our ability to develop a network of e-commerce Web sites uniquely positions us to expand our Internet initiatives as well as provide e-commerce and fulfillment solutions to other businesses. In November 1999, we entered into an agreement to develop, build, maintain and support e-commerce storefronts on Web sites operated by North American Outdoor Group. NAOG, the world's largest affinity membership organization with over 3.6 million members, operates a number of special interest clubs. We are responsible for providing e-commerce solutions for NAOG's fishing and hunting club sites, including merchandising, warehousing, distribution and fulfillment. Orders on these sites will be our sales with NAOG receiving a commission.

OUR WEB SITES

     Our network of Web sites, The GuideOutdoors NetworkTM, includes those that offer online shopping as well as a soon to be launched online destination site with content-rich resources and information for the outdoor enthusiast. The GuideOutdoors NetworkTM will initially include the following three sites:

     -    SPORTSMANSGUIDE.COM, our online retail store;

     -    BARGAINOUTFITTERS.COM, our online liquidation outlet; and

     - GUIDEOUTDOORS.COM, our community/destination portal for the outdoor enthusist.

     SPORTSMANSGUIDE.COM. Our sportsmansguide.com site is our online retail store. The site was launched in April 1998 as an e-commerce site. We began posting our catalogs and full product offerings on the site in February 1999. Our online retail store generated over $12.0 million in sales in 1999 compared to $1.1 million in 1998. Product sales on the site accounted for over 10% of our sales in the fourth quarter of 1999 compared to less than 1% for all of 1998. The site averaged approximately 14,000 user sessions per day with an average user session length of 16 minutes in the fourth quarter of 1999.

     Our sportsmansguide.com site is modeled on our print catalogs. The site translates the distinctive look and editorial voice of our print catalog onto the Internet, adding interactive functionality to make shopping an entertaining experience. The site is designed to be fun-to-read and easy to use, enabling the ordering process to be completed with a minimum of customer effort. The site is advertised as The "Fun-to-Browse" Website(R). The site allows customers to order merchandise from print media, view current catalogs and request mailed catalog copies. E-mail addresses are collected through an optional program. E-mail broadcast messages, which include a variety of specialized product offerings, are delivered to 260,000 participating customers on a weekly basis.

     Through our relationship with Banta Digital Group, we have automated the re-purposing of our printed catalog pages for publication on our Web site. The digital pre-press of our catalog pages automatically flows to the Web site, enabling us to post entire catalogs on the site and giving the site the look and feel of our catalogs.

     BARGAINOUTFITTERS.COM. Our bargainoutfitters.com site is our online liquidation outlet launched in November 1999. The site is initially dedicated to offering clothing and footwear products that are deeply discounted, discontinued or overstocked.

     GUIDEOUTDOORS.COM. Our guideoutdoors.com site is our community/destination portal offering e-commerce and content for the online outdoor enthusiast. The site is scheduled to be launched in the first quarter of 2000. We believe the site will be unique in its combination of name brand quality, discount pricing and breadth of product offerings, all within a community environment. The site will offer full-line selections of camping, fishing, footwear, clothing, hunting, archery, marine, extreme sports, biking and hiking products at discount prices. The community content will provide a broad and deep selection of resources and information updated daily covering all aspects of the outdoor experience. Personalized Web pages will include articles on hunting, fishing and camping experiences, DNR information, local and national weather forecasts, tips and hints on planning an upcoming outdoor event, photo galleries, chat rooms, message boards, maps, free personalized e-mail and outdoor, sports and other news. The site will include links to our online retail store and liquidation outlet sites.

OUR CATALOGS

     We publish main and specialty editions of The Sportsman's Guide catalog. We mailed approximately 80 million catalogs to existing and prospective customers in 1999.

     FORMAT. Our catalogs are designed to be fun and entertaining. Every merchandise offering uses a highly promotional format that features various items at sale prices. Unique to us is our product description, or copy. The catalogs make creative and expansive use of art and copy to extensively describe products with humorous text, call-outs, photos, photo captions and caricatures. Copy is written in the first person from Gary Olen to the reader. The catalogs are perceived by customers as having entertainment value and are advertised as The "Fun-to-Read" Catalog(R). Excerpts from the catalogs have been featured in Jay Leno's "Headlines" segment on The Tonight Show. The copy has also been singled out for its excellence by various publications within the direct mail industry.

     TYPES AND PURPOSES. Main catalog editions are mailed monthly and offer selections of our best selling products in a variety of product categories. We also use our main catalog as our primary prospecting catalog to test new names and new products. Response data from main catalog mailings is used to create specialty catalogs. New customers continue to receive monthly main catalogs in addition to specialty catalogs featuring the product categories in which they have shown an interest through past purchases.

     Specialty catalogs contain wide selections of products from a single product category. We identify the product categories for our specialty catalogs based on demand generated for certain categories in our main catalogs. During 1999, we published 39 specialty catalogs targeting buyers of footwear and apparel, deer hunting equipment, ammunition and shooting supplies, military surplus, camping equipment and holiday gifts.

     The specialty titles allow us to utilize a customized marketing plan for individual consumer groups thereby maximizing response rates and minimizing advertising costs as a percentage of sales. We believe that our specialty catalog titles have been an important component in our sales growth and have allowed us to expand our sales to existing customers and to broaden sales to new customers beyond our historical customer profile.

     CREATIVE. All catalogs are created and designed in-house by our creative services department which produces the advertising copy and layouts for each catalog. Substantially all of the photographs used in the catalogs are taken at our in-house photo studio. Artwork and copy for the catalog are transmitted in digital format from our desktop publishing systems to a pre-press vendor and then to the printer, which prints and mails the catalogs. These capabilities allow us to preserve the catalog's distinctive character and allow us greater control of the catalog production schedule, which reduces the lead time necessary to produce catalogs. We are able to prepare and mail a catalog in approximately 75 days. This allows us to offer new merchandise quickly to our customers, thereby maximizing pricing opportunities while minimizing inventory carrying costs. Because we use a value-oriented sales approach, we are able to use a lower weight and grade of paper than our competitors to reduce our catalog production costs.

MERCHANDISING

     Our products originally were limited to a small selection of merchandise targeted to the deer hunter. Our product offerings have gradually evolved to a broader range of merchandise intended to appeal to the value-oriented outdoorsman. We offer a changing mix of products.

     PRODUCTS. We offer a large selection of high value products at low prices. These products include clothing, footwear, hunting and shooting accessories, camping and outdoor recreation equipment, optics, collectibles, gift items and a diverse range of additional offerings. In the last five years, we have aggressively pursued a strategy to provide manufacturers' close-outs of name brand shoes, boots, apparel and general merchandise, as well as government surplus from around the world. Over time, our product offerings and marketing efforts have broadened to include those interested in pursuing and living the outdoor lifestyle in general and the value-oriented outdoorsman in particular. The table below indicates our percentage of sales by product category for 1999.

PRODUCT CATEGORY                           % OF SALES         PRODUCT CATEGORY                   % OF SALES
----------------------------------------- --------------      --------------------------------- --------------
Clothing and Accessories                       21.6%          Domestics                               5.4%
Footwear                                       21.5%          Electronics                             5.2%
Hunting and Shooting Accessories               14.5%          Novelty and Collectibles                3.1%
Camping and Outdoor Recreation                  9.8%          Personal Accessories                    3.0%
Optics                                          5.4%          Other                                  10.5%

     MERCHANDISE MIX. We historically offered a changing mix of in-line products. In-line products are those products regularly available from manufacturers. As a complement to our value pricing approach, in 1996 we began aggressively pursuing manufacturers' close-outs of name brand shoes, boots, clothing, watches and other merchandise, which we offer to our customers at savings of 25% to 60% from original retail prices. We also offer military surplus from around the world, providing customers a low-cost alternative for items such as wool coats and pants, shirts, gloves, underwear, blankets, boots, sleeping bags, jackets, backpacks, skis and snowshoes.

     Our merchandising strategy has been to shift our merchandise mix to a larger percentage of manufacturers' close-outs, military surplus and other higher margin product categories including apparel and footwear, and to reduce the number of lower price point items, while maintaining a broad selection of products. This strategy has added to our customer base value-oriented customers who may not otherwise be identified as pure outdoorsmen. This strategy has also contributed to significant increases in our overall gross profit margins.

     SOURCING. Our buyers actively seek sources for products they believe will interest our targeted customers. We seek to maintain existing and develop new relationships with vendors to provide ongoing access to manufacturers' close-outs, military surplus, direct imports and other items. Buyers regularly attend trade shows, meet with vendors and make mass mailings and cold calls to locate high quality, low price, name brand merchandise as well as unusual or unique products. We frequently purchase large quantities of close-outs and other individual items on an opportunistic or when-available basis. The capability to purchase large quantities in a short time period makes us a unique and desirable outlet for manufacturers looking to sell overstocked or discontinued products.

     We purchase our merchandise from more than 1,000 suppliers and generally purchase all of our product needs for a particular item from one vendor. No single supplier accounted for more than 10% of our purchases during 1999, and we believe there are numerous sources for products in our merchandise categories.

     SELECTION. Our buyers and merchandising staff collectively select the merchandise to be offered to customers by evaluating product availability, pricing, historical demand, emerging merchandise trends and expected product profitability. Each product is hand-picked, and most are field tested by our buyers to ensure quality, functionality and proper sizing in order to maximize appeal to customers.

     INVENTORY MANAGEMENT. Once merchandise has been selected, our rebuyers are responsible for ordering all merchandise, determining the quantity and arrival date, managing inventory levels, assessing customer demand, adjusting estimates, canceling orders for slow-moving merchandise and reordering merchandise. Utilizing our information systems, buyers and rebuyers meet seven days following each catalog mailing to monitor product sales and take responsive action. Slow-moving merchandise is actively promoted through telemarketing, clearance sales, package stuffers or, when possible, is returned to the vendor.

     As part of our merchandise liquidation strategy, we maintain a retail outlet store at our primary warehouse and distribution facility in South St. Paul from which we sell discontinued, overstocked, returned and regular catalog merchandise. We opened a second retail store in Moundsview, Minnesota in 1997. The retail stores along with our recently launched bargainoutfitters.com Web site provide a liquidation outlet and serve to minimize inventory mark-downs.

     CATALOG CONTENT. The merchandise offered in our catalogs is determined based on product availability and the catalog in-home delivery date. Manufacturers' close-outs are offered when available. Close-outs and military surplus merchandise purchased in large quantities are normally placed in our main catalogs. If a supply of merchandise is limited, it is usually offered in a specialty catalog or is included in a multiple page insert in the main catalog mailed to a targeted customer segment. Numerous products are shown on each page giving the catalog a dense look and adding to our value-oriented image. Product sales are analyzed item by item to identify trends and help plan future merchandise offerings.

MARKETING

     Our marketing programs are based on gathering, analyzing and organizing information on our customers. We believe that because we offer such a broad mix of merchandise, it is particularly important for us to fully understand our customers.

     CUSTOMER DATABASE. We maintain a proprietary customer database in which we store detailed information on each customer in our customer list, including demographic data and purchasing history. Our customer database contains over 4.4 million names, including over 1.1 million customers who have made purchases within the last 12 months and 260,000 opt-in e-mail addresses provided by customers. The customer database is updated regularly with information as new purchases are recorded.

     CUSTOMER SELECTION. We have developed our own customer selection models to segment our customer list according to many variables, allowing our marketing department to analyze each segment's buying patterns. We statistically validate the results of each of our catalog mailings. The data is used to further update the customer database to refine the frequency and selectivity of our catalog mailings in an effort to maximize response rates and profitability.

     LIST DEVELOPMENT. Our new customer acquisition program is designed to cost-effectively identify and capture new customers that fit our customer profile. New customers are acquired principally through the use of targeted mailings to individuals identified through mailing lists rented or exchanged from other catalog companies, retail subscription lists, and lists of names compiled from businesses whose customers have interests similar to those of our customers. We are generally entitled to make one mailing to each name obtained through a rented or exchanged mailing list. If the prospect responds, the name is added to our database and may be freely used by us in the future. We are also pursuing new sources of prospective customers, such as those who request catalogs through advertising, through our Web site or from customer referrals. New customers accounted for approximately 15% of our sales during 1999.

     Once new customers are acquired, our objective is to maximize the long-term profit potential from these customers. With ongoing refinements in our approach to merchandising and marketing, we have increased the frequency and quantity of mailings to the most profitable segments of our existing customer list. Demographic and regression analyses of historical purchasing patterns of existing customers, including recency, frequency and monetary modeling, are preformed to assist in merchandising and customer targeting and to increase sales to existing customers. Existing customers accounted for approximately 85% of our sales during 1999.

     MARKETING PROGRAMS AND PROMOTIONAL FORMATS. We strive to develop promotional formats that will stimulate customer purchases. Successful promotional formats include catalog cover designs, different catalog covers or wraps, free gifts, and promotional tag lines such as "last chance" offers.

     We employ a disciplined approach to our marketing activities. We test a sample of new names before mailing to a new customer group, test price and shipping charge changes, test new list sources and test marketing programs and promotional formats before full-scale implementation to ensure customer acceptance and cost-effectiveness. Two significant, successful marketing programs implemented by us are a buyer's club and an installment payment plan.

     - BUYER'S CLUB. Our buyer's club offers its members exclusive merchandise not offered to other customers as well as a merchandise discount of 10% on regularly priced items and 5% on sale items and special buys. Customers can purchase a one-year membership in our buyer's club for a $29.99 fee, or a two or three year membership for a fee of $53.99 and $80.99. We currently have more than 120,000 members in our buyer's club.

     - INSTALLMENT PAYMENT PLAN. Our installment payment plan, known as the "G.O. Painless 4-Pay Plan," is available to credit card customers with orders of $50 or more. Payments under the plan consist of 25% of the merchandise charges, plus 100% of any shipping charges and buyer's club fees, if applicable, at the time of shipment with three equal installments in 30 day increments, which are automatically charged to the customer's credit card. No interest or additional fees are charged to customers who elect the 4-Pay Plan.

     CUSTOMER SERVICE. A key element of our marketing strategy is our commitment to customer service. We have a toll-free customer service telephone line separate from our inbound ordering lines. We maintain a separate customer service department staffed with full-time customer service representatives who answer customer inquiries, reply to complaints and assist customers in returning merchandise. The customer service department personally responds to all customer correspondence. Our commitment to customer service is supported by our unconditional guarantee which allows customers to return merchandise for any reason and at any time for refund or exchange if they are not satisfied with the merchandise.

OPERATIONS AND FULFILLMENT

     INBOUND CALLS. We maintain an in-house call center. Approximately 72% of customer orders are placed through our toll-free telephone lines which are staffed 24 hours per day, seven days a week, while 20% of orders are received by mail or facsimile and 8% are received at our Web site. Our telephone system consists of an expandable AT&T GR3 digital switch which currently has twelve T-1 lines. Computer telephony integration software identifies the caller and, if known, accesses the customer's records simultaneously with answering the call. When fully staffed, we have the capacity of handling up to 2,750 calls per hour on average.

     We also contract with outside call centers to handle calls on an as-needed basis. If calls become backlogged or in the event of telephone system failure, back-up systems and rerouting capabilities allow the outside call centers to handle inbound telephone orders. The outside call centers have access to inventory availability and allow us to maintain our call standards.

     OUTBOUND TELEMARKETING. We maintain a small outbound telemarketing department as part of our telephone sales operations. Telemarketers contact existing customers who have previously purchased collectibles and supply items such as ammunition to offer them similar products. Outbound telephone sales accounted for approximately 1% of our sales during 1999.

     ORDER ENTRY. Our telemarketing department is staffed with individuals who are familiar with the products offered in the catalogs and can offer assistance to customers on availability, color, size, and other information. Telemarketers use a catalog sales system with pre-written merchandise descriptions and sales offers and are provided monetary incentives to sell additional merchandise to customers who order by phone. During 1999, add-on sales averaging $10 per order were made to approximately 31% of all inbound phone orders taken by our in-house call center.

     Processing of customer orders is coordinated and handled by our on-line order entry system. Telephone orders are entered directly into the system. Mail orders are batched and, after payment is verified, are then entered into the system. The system is also used in connection with all other order entry and fulfillment tasks including credit authorization, order picking, packing and shipment. During 1999, our on-line order processing system handled in excess of
2.2 million orders.

     CREDIT AND PAYMENT TERMS. Customers can pay for orders by check or major credit card. Orders are shipped after credit card charges are approved or checks are received. Charges are not billed to customer credit cards until the orders are ready for shipment.

     PICKING AND PACKING. Through our fulfillment and delivery methods, we strive to be a low cost operator in the direct mail industry. We use an integrated computer-driven picking, packing and shipping system. The system edits orders and generates warehouse pick tickets and packing slips. Packers are provided monetary incentives to ensure accuracy of orders, which has contributed to our distribution accuracy rate in excess of 99% during 1999. We are able to fulfill and ship in excess of 25,000 packages per day. We believe we have sufficient additional capacity available for the foreseeable future which can be utilized by adding more shifts and weekends.

     SHIPPING. We promise next business day shipping on orders received by 7 p.m. for in-stock merchandise and same day shipping for online orders. Virtually all of our merchandise is stocked at, and shipped from, our two warehouse and distribution facilities in South St. Paul and Mendota Heights, Minnesota, although a small percentage of merchandise is drop-shipped directly to the customer by specific vendors. We primarily utilize the U.S. Postal Service and, to a lesser extent, United Parcel Service for shipment of merchandise to customers. Ammunition is shipped exclusively via UPS. We utilize a consolidating shipper for delivery of merchandise to the U.S. Postal Service. A shipping fee is charged on each customer order based on the total dollar amount ordered. We will expedite shipping for an additional fee.

     INVENTORY CONTROL. Our merchandise mix results in our maintaining a broad selection of products as well as large quantities of individual products. Consequently, inventory management is an important component of our operations. We employ a cycle count, or perpetual inventory, procedure which eliminates wall-to-wall physical counts and resulted in 99.8% inventory accuracy during 1999.

     RETURNS. We maintain an unconditional return policy which permits customers to return merchandise for any reason at any time for refund or exchange. Returned merchandise is restocked, sold in the retail outlets, returned to the supplier or scrapped. Returns processors are provided monetary incentives to ensure accuracy of returns processing.

     SEASONAL STAFFING. We adjust the number of employees to meet variable demand levels, particularly during the peak selling season, which includes the months of November and December. To meet increased order volume during our peak selling season, we hire a significant number of temporary employees.

INFORMATION SYSTEMS AND TECHNOLOGY

     We have developed an integrated management information system which is fully redundant. In addition to on-line order entry and processing, the information system also provides support for merchandising, inventory management, marketing, and financial and management reporting. The on-line access to information allows management to monitor daily trends and the performance of merchandise and planning functions.



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     Our main hardware platform is the IBM RISC 6000 series of computers. We use a Unidata database operating system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000" for a discussion of the Year 2000 computer issue.

COMPETITION

     The direct marketing industry includes a wide variety of specialty and general merchandise retailers in a highly competitive and fragmented business environment. We sell our products to customers in all 50 states and compete in the purchase and sale of merchandise with all retailers. Our competitors include:

     - other outdoor/hunting mail order catalogs, including Bass Pro Shops Inc. and Cabela's Inc.;

     -    discount retailers such as Wal-Mart Stores, Inc. or Kmart Corporation;

     - Web sites maintained by online retailers of footwear, clothing and outdoor gear;

     - Internet portals and online service providers that feature shopping services, such as America Online, Inc., Yahoo! Inc., Excite Inc. and Lycos, Inc.; and

     - Internet content-based providers that target the outdoor enthusiast such as GORP.com, Inc. and All Outdoors, Inc.

     Some of our competitors are larger and have substantially greater financial, marketing and other resources than us.

REGULATION

     We are subject to federal, state and local laws and regulations which affect our catalog mail order operations. Federal Trade Commission regulations, in general, govern the solicitation of orders, the information provided to prospective customers, and the timeliness of shipments and refunds. In addition, the Federal Trade Commission has established guidelines for advertising and labeling many of the products we sell.

     We are also subject to a variety of state laws and regulations relating to, among other things, advertising, pricing, charging and collecting state sales or use tax and product safety/restrictions. Some of these laws prohibit or limit the sale, in certain states and locations, of certain items we offer such as black powder firearms, ammunition, bows, knives and similar products. State and local government regulation of hunting can also affect our business.

     Because we import products for sale, we are subject to U.S. customs laws and regulations pertaining to proper item classification, quotas, payment of duties and tariffs, and maintenance of documentation and internal control programs.

     There are few laws and regulations directed specifically at electronic commerce on the Internet. However, given the increased use of the Internet for both mass communications and

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commerce, new laws and regulations may be adopted covering a variety of areas such as collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, distribution and quality of goods and services.

SERVICE MARKS

     Our service marks "The Sportsman's Guide," "The 'Fun-to-Read' Catalog" and "The 'Fun-to Browse' Website" have been registered with the United States Patent and Trademark Office. "The Sportsman's Guide" mark has also been registered in Canada. Applications to register "GuideOutdoors" and "Bargain Outfitters" in the U.S. are pending. A service mark is a word or symbol used to identify, distinguish and indicate the source of services.

EMPLOYEES

     As of December 31, 1999, we employed 875 associates, including full-time and part-time staff. During 1999, our seasonal employment ranged from a high of approximately 900 employees, plus additional contracted temporary workers, in November to a low of approximately 700 employees in the summer. None of our employees are currently covered by a collective bargaining agreement. We consider our employee relations to be good.























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